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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                       FORM 15

            Certification and Notice of Termination of Registration under
         Section 12 (g) of the Securities Exchange Act of 1934 or Suspension
             of Duty to File Reports Under Sections 13 and 15(d) of the
                           Securities Exchange Act of 1934.

Commission File Number   33-96500

ACCESS FINANCIAL MANUFACTURED HOUSING CONTRACT TRUST 1995-1
     BY CARGILL FINANCIAL SERVICES CORPORATION, AS SPONSOR

                (Exact name of registrant as specified in its charter)

6000 Clearwater Drive, Minnetonka, MN 55443, Attn: Legal Department (612)
984-3444

     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

$69,701,000 6.1% Class A-1 Certificates
$27,404,000 6.375% Class A-2 Certificates
$39,669,000 7.1% Class A-3 Certificates
$14,589,000 7.625% Class A-4 Certificates
$20,060,000 7.65% Class B-1 Certificates

               (Title of each class of securities covered by this Form)

                                         NONE
     (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    { }       Rule 12h-3(b)(1)(ii)     { }
            Rule 12g-4(a)(1)(ii)   { }       Rule 12h-3(b)(2)(i)      { }
            Rule 12g-4(a)(2)(i)    { }       Rule 12h-3(b)(2)(ii)     { }
            Rule 12g-4(a)(2)(ii)   { }       Rule 15d-6               {X}
            Rule 12h-3(b)(1)(i)    { }

     Approximate number of holders of record as of the certification or notice date: 46
            --

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     Pursuant to the requirements of the Securities Exchange Act of 1934 Cargill
Financial Services Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:                              BY:
     -------------------------         --------------------------------
                                   Robert D. Beach
                                   Vice President